Exhibit 99.2

BeiGene Announces Positive Findings from Phase 3 Trial of Tislelizumab in Combination with
Chemotherapy in First-Line Gastric or Gastroesophageal Junction Cancer

In the RATIONALE 305 trial, tislelizumab combined with chemotherapy prolonged overall survival for patients with
PD-L1 expression

Additional follow-up is needed to assess overall survival benefits in intention-to-treat patient population

Safety findings of tislelizumab were consistent with that observed in previous trials

RATIONALE 305 is the sixth positive Phase 3 trial in tislelizumab’s broad clinical program

CAMBRIDGE, Mass. and BEIJING—January 24, 2022—BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced positive findings from the global Phase 3 RATIONALE 305 trial of tislelizumab versus placebo in combination with chemotherapy as a first-line treatment for patients with locally advanced, unresectable or metastatic gastric or gastroesophageal junction (G/GEJ) adenocarcinoma. At the interim analysis, tislelizumab in combination with chemotherapy met the primary endpoint of overall survival (OS) in patients with PD-L1 expression, with additional follow-up needed to assess OS benefits in the intention-to-treat (ITT) population. The safety profile of tislelizumab was consistent with that observed in previous trials, with no new safety signals identified with the addition of chemotherapy.

“The addition of tislelizumab to chemotherapy significantly extended the overall survival for previously untreated patients with advanced or metastatic gastric or gastroesophageal junction adenocarcinoma whose tumor expressed PD-L1. We will continue to follow up to determine OS benefits across the patient population in the trial,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Solid Tumors at BeiGene.

RATIONALE 305: Tislelizumab vs. Placebo in Combination with Chemotherapy in First-Line G/GEJ Adenocarcinoma

RATIONALE 305 is a randomized, double-blind, placebo-controlled global Phase 3 trial (NCT03777657) comparing the efficacy and safety of tislelizumab combined with platinum and fluoropyrimidine chemotherapy and placebo combined with platinum and fluoropyrimidine chemotherapy as a first-line treatment for patients with locally advanced, unresectable or metastatic G/GEJ adenocarcinoma. The primary endpoint of the trial is OS. Secondary endpoints include progression-free survival (PFS), overall response rate (ORR), duration of response (DoR), and safety. A total of 997 patients from 13 countries and regions globally, including close to 50 percent from outside of China, were enrolled and randomized 1:1 to receive either tislelizumab and chemotherapy or placebo and chemotherapy.

About Gastric Cancer

Gastric cancer (GC) is the fifth most common cancer worldwide and the third leading cause of cancer death, with more than one million cases and approximately 770,000 deaths in 2020.1 Adenocarcinoma is the major histologic subtype of GC, representing 90% of cases.2 About two-thirds are GC and the remainder are gastroesophageal junction (GEJ) cancers.3

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has approved tislelizumab in six indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy, for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, and for second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy. NMPA also granted conditional approval for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies, for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy, and for the treatment of patients with hepatocellular carcinoma (HCC) who have received at least one systemic therapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, three supplemental Biologics License Applications for tislelizumab are under review by the Center for Drug Evaluation (CDE) of the NMPA, including for patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors, for the treatment of patients with locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) who have disease progression following or are intolerant to first-line standard chemotherapy, and for first-line treatment of patients with recurrent or metastatic nasopharyngeal cancer (NPC).

In the U.S., a Biologics License Application for tislelizumab as a treatment for patients with unresectable recurrent locally advanced or metastatic ESCC after prior systemic therapy is currently under review by the U.S. Food and Drug Administration with a PDUFA target action date of July 12, 2022.

BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

Tislelizumab is not approved for use outside of China.

About the Tislelizumab Clinical Program

Clinical trials of tislelizumab include:

•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);

•Phase 3 trial comparing tislelizumab to salvage chemotherapy in patients with relapsed or refractory classical Hodgkin Lymphoma (cHL; NCT04486391);

•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);

•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);

•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•Phase 2 trial of tislelizumab in patients with relapsed or refractory cHL (NCT03209973);

•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 14,500 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU and U.K., Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under FDA review, BeiGene and Novartis announced an option, collaboration and license agreement in December 2021 for BeiGene’s TIGIT inhibitor ociperlimab that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding plans for development of tislelizumab in locally advanced, unresectable or metastatic gastric or gastroesophageal junction (G/GEJ) adenocarcinoma and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts

Investor Contact
Gabrielle Zhou
+86 10-5895-8058 or +1 857-302-5189
ir@beigene.com
Media Contact
Vivian Ni
+1 857-302-7596
media@beigene.com

References

1.Globocan 2020. Available at https://gco.iarc.fr/today/data/factsheets/populations/900-world-fact-sheets.pdf. Accessed in November 2020.

2.Smyth EC, Verheij M, Allum W, Cunningham D, Cervantes A, Arnold D; ESMO Guidelines Committee. Gastric cancer: ESMO clinical practice guidelines for diagnosis, treatment and follow-up. Ann Oncol. 2016;27(suppl 5):38-49.

3.Colquhoun A, Arnold M, Ferlay J, Goodman KJ, Forman D, Soerjomataram I. Global patterns of cardia and non-cardia gastric cancer incidence in 2012. Gut. 2015; 64 (12):1881-1888.